Exhibit 10.42

Docusign Envelope ID: 74745839-D941-4172-AB82-63F8EAEF55AD

This document is for discussion purposes only and does not contain any acknowledgement that is detrimental to the Company or any other affiliated company.	*Dit document dient enkel voor discussiedoeleinden en houdt geen enkele nadelige erkenning in voor de Vennootschap of enige met haar verbonden vennootschap.*
Only in case Mr. Rogers unconditionally agrees with the text below and the Parties sign this document, will this draft become a final agreement. *The English version only serves for translation purposes.*	*Enkel indien de heer Rogers onvoorwaardelijk akkoord gaat met onderstaande tekst en Partijen tot ondertekening van deze tekst overgaan, wordt dit ontwerp een definitieve overeenkomst.* *De Engelse versie van deze Overeenkomst geldt enkel als vertaling.*

SETTLEMENT AGREEMENT	**DADINGSOVEREENKOMST**

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BETWEEN:	TUSSEN:
1) **NorthgateArinso Belgium BV**, a company incorporated under the laws of Belgium, having its office at Lenniksebaan 451, 1070 Anderlecht, registered in the Crossroads Bank for Enterprises with the number 0452.457.785;	1) **NorthgateArinso Belgium BV**, een vennootschap onder Belgisch recht met zetel te Lenniksebaan 451, 1070 Anderlecht, geregistreerd in de KBO onder het nummer 0452.457.785;
Duly represented by **Gillian Nolan**, in her capacity as **Director of NorthgateArinso Belgium BV**;	Geldig vertegenwoordigd door Gillian Nolan, in haar hoedanigheid van bestuurder van NorthgateArinso Belgium BV;
Hereafter referred to as **"the Company"**;	Hierna genoemd **"De Vennootschap"**;
AND:	EN:
2) **Alight, Inc.**, a company incorporated under the laws of Delaware, having its office at **4 Overlook Point, Lincolnshire, IL 60069**;	2) **Alight, Inc.**, een vennootschap onder het recht van Delaware met zetel te **4 Overlook Point, Lincolnshire, IL 60069** ;
Duly represented by **Stephan Scholl**, in his capacity as **Chief Executive Officer of Alight, Inc.**;	Geldig vertegenwoordigd door Stephan Scholl, in zijn hoedanigheid van Chief Executive Officer van Alight, Inc;
Hereafter referred to as "Alight, Inc.";	Hierna genoemd "Alight, Inc.";
AND:	EN:
3) **Mr. Michael Rogers**, residing at [redacted];	3) **De heer Michael Rogers**, wonende te [redacted];
Hereafter referred to as **"Mr. Rogers"**;	Hierna genoemd **"de heer Rogers"**;
The Company, Alight, Inc. and Mr. Rogers are hereafter collectively referred to as **"the Parties"** and individually as **"the Party"**.	De Vennootschap, Alight, Inc. en de heer Rogers worden hierna gezamenlijk **"de Partijen"** genoemd en elk afzonderlijk **"Partij"**.

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WHEREAS:		WORDT HET VOLGENDE UITEENGEZET:	
1.	Mr. Rogers entered into the service of the Company on 1 August 2019, with a contractual seniority as of 9 July 2012, based on an employment contract for an indefinite period dated 4 June 2019 (hereafter "the Employment contract"); Mr Rogers' conventional seniority relates to his employment in the UK for the group to which the Company belongs from 9 July 2012 to 31 July 2019.	1.	De heer Rogers trad in dienst van de Vennootschap op 1 augustus 2019, met een conventionele anciënniteit sinds 9 juli 2012, op basis van een arbeidsovereenkomst voor onbepaalde duur van 4 juni 2019 (hierna "de Arbeidsovereenkomst"); De conventionele anciënniteit van de heer Rogers heeft betrekking op zijn tewerkstelling in het Verenigd Koninkrijk voor de groep waartoe de Vennootschap behoort van 9 juli 2012 tot en met 31 juli 2019.
2.	Since 1 April 2024 Mr Roger has been seconded to the United States of America.	2.	De heer Rogers werd op 1 april 2024 gedetacheerd naar de Verenigde Staten van America.
3.	On **9 July 2024**, the Company informed Mr. Rogers by registered mail of its decision to terminate the Employment contract subject to a prior notice period of 12 months in accordance with article 3.1 of the annex to the Employment contract, starting on Monday **15 July 2024** (hereafter "**the Notice Period**").	3.	Op 9 juli 2024 heeft de Vennootschap per aangetekend schrijven aan de heer Rogers haar beslissing medegedeeld om de Arbeidsovereenkomst te beëindigen mits een te presteren opzeggingstermijn van 12 maanden in overeenstemming met artikel 3.1 van de bijlage bij de Arbeidsovereenkomst, met ingang op maandag 15 juli 2024 (hierna "**de Opzeggingstermijn**").
4.	Following the dispatch of the notice letter, the Parties entered into discussions relating to the termination modalities, on which occasion a number of mutual concessions were made.	4.	Na de verzending van de opzeggingsbrief werden door de Partijen gesprekken gevoerd aangaande de beëindigingsmodaliteiten waarbij wederzijdse toegevingen werden gedaan.
5.	Following those discussions, the Parties would like to enter into this agreement (hereafter "**the Agreement**") to deal with the modalities of the Notice Period and definitively and irrevocably settle (i) any and all issues concerning and/or relating to Mr. Rogers' employment with the Company or any other company of the group to which the Company belongs including affiliates, successors, predecessors and	5.	Ingevolge de hierboven genoemde gesprekken wensen Partijen onderhavige overeenkomst (hierna "**de Overeenkomst**") aan te gaan teneinde de modaliteiten van de Opzeggingstermijn overeen te komen en alle geschilpunten betreffende en/of verband houdende met (i) de tewerkstelling van de heer Rogers bij de Vennootschap of enige andere vennootschap van de groep waarvan de Vennootschap

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subsidiaries (in each case, whether current, former or future) (hereafter **"the Group"**), and the termination of his employment and (ii) any and all issues concerning and/or relating to Mr. Rogers' entitlement to any equity awards on the basis of any Incentive Plans issued by Alight, Inc.	deel uitmaakt met inbegrip van verbonden ondernemingen, rechtsopvolgers, rechtsvoorgangers en dochterondernemingen (telkens , huidig, voormalig of toekomstig) (hierna **"de Groep"**), en de beëindiging hiervan, en (ii) enige aanspraken van de heer Rogers op aandelen gerelateerde voordelen ("equity awards") op basis van enig Incentive Plan van Alight, Inc., definitief en onherroepelijk te regelen.
THE FOLLOWING HAS BEEN AGREED:	**WORDT OVEREENGEKOMEN HETGEEN VOLGT:**
1. SETTLEMENT	**1. DADING**
This Agreement constitutes a settlement agreement in the sense of Article 2044 of the (old) Civil Code.	Deze Overeenkomst maakt een dading uit in de zin van Artikel 2044 (oud) B.W.
2. THE END OF THE EMPLOYMENT CONTRACT	**2. EINDE VAN DE ARBEIDSOVEREENKOMST**
2.1. The Company and Mr. Rogers confirm that the Notice Period was notified in compliance with the applicable legal and contractual provisions and waive their right to challenge the validity and duration of the Notice Period.	2.1. De Vennootschap en de heer Rogers bevestigen dat de Opzeggingstermijn conform de toepasselijke wettelijke en contractuele bepalingen is betekend en zien af van iedere betwisting omtrent de geldigheid en de duur van de Opzeggingstermijn.
2.2. The Company and Mr. Rogers agree that the Notice Period can be ended by the Company at any time at its sole discretion. Unless ended earlier by the Company, the Parties agree that the Notice Period will automatically expire the day before the date of the completion of the planned Sale of the Company to **Axiom Buyer, LLC an affiliate of H.I.G. Capitol** (hereinafter **"the Termination Date"**), on which the employment relationship between the Company and Mr. Rogers comes automatically to a definitive end, without any other notice period or indemnity in lieu of notice than those stated in Article 3.1 of this Agreement, unless the Company and Mr. Rogers would mutually agree to defer the Termination Date	2.2. De Vennootschap en de heer Rogers komen overeen dat de Opzeggingstermijn op elk moment naar eigen goeddunken door de Vennootschap kan beëindigd worden. Tenzij de Opzeggingstermijn eerder zou beëindigd worden door de Vennootschap komen de Vennootschap en de heer Rogers overeen dat de Opzeggingstermijn automatisch een einde zal nemen op de dag van de datum van voltooiing ("closing") van de geplande Verkoop van de Vennootschap aan Axiom Buyer, LLC, een dochteronderneming van H.I.G. Capitol (hierna **"de Beëindigingsdatum"**), datum waarop de arbeidsrelatie tussen de Vennootschap en de heer Rogers van rechtswege tot een definitief einde komt, zonder enige andere opzeggingstermijn of -vergoeding dan deze voorzien in Artikel 3.1 van deze Overeenkomst,

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	to a later date during the Notice Period, in which case such deferred date shall become the Termination Date.		tenzij de Vennootschap en de heer Rogers in onderling akkoord zouden beslissen om de Beëindigingsdatum te verschuiven naar een latere datum tijdens de Opzeggingstermijn, in welk geval deze uitgestelde datum de Beëindigingsdatum wordt.
	Without prejudice to the above, the Company reserves the right to terminate the employment contract at any time before this date for serious cause committed by Mr. Rogers, in which case the obligations of the Company under this Agreement will lapse.		Onverminderd het voorgaande, behoudt de Vennootschap zich het recht voor om de arbeidsovereenkomst op elk moment vóór de Beëindigingsdatum te beëindigen wegens dringende reden begaan door de heer Rogers, in welk geval de verplichtingen van de Vennootschap onder deze Overeenkomst zullen komen te vervallen.
2.3.	After the Termination Date, Mr. Rogers will no longer be a member of the Company's staff and can no longer bind and/or represent the Company.	2.3.	Vanaf de Beëindigingsdatum maakt de heer Rogers niet langer deel uit van het personeel van de Vennootschap en kan hij de Vennootschap niet langer vertegenwoordigen of geldig verbinden.
2.4.	The Company and Mr. Rogers agree that during the Notice Period and up to and including the Termination Date, Mr. Rogers remains seconded to Alight Solutions LLC in Chicago, USA, in accordance with the terms and conditions contained in the Assignment letter dated 1 March 2024, signed by Mr. Rogers.	2.4.	Voor zover als nodig bevestigen de Vennootschap en de heer Rogers dat de heer Rogers tijdens de Opzeggingstermijn, en tot en met de Beëindigingsdatum gedetacheerd blijft naar Alight Solutions LLC in Chicago, USA, conform de voorwaarden en modaliteiten opgenomen in de Assignment letter van 1 maart 2024, ondertekend door de heer Rogers.
2.5.	Mr. Rogers undertakes to continue to perform his duties as Chief Human Resources Officer during his assignment and the Notice Period including transition and training of any successor and handover of pending matters.	2.5.	De heer Rogers verbindt er zich toe om tijdens de Opzeggingstermijn en tijdens zijn detachering naar de USA, zijn taken en verantwoordelijkheden als Chief Human Resources Officer te blijven uitoefenen, hierin begrepen het overdragen aan en opleiden van enige opvolger en te zorgen voor een overdracht van lopende zaken.
	The Company will assess in its sole discretion whether this condition has been met.		De Vennootschap zal naar eigen goeddunken beoordelen of aan deze voorwaarde is voldaan.

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3. ALLOWANCES	3. VERGOEDINGEN
3.1. Within 30 days following the Termination Date and under the condition that the Company is in the possession of an original copy of this Agreement signed by Mr. Rogers, the Company will pay the following amounts to Mr. Rogers, to the extent they are not yet paid:	3.1. Binnen een termijn van 30 dagen volgend op de Beëindigingsdatum en op voorwaarde dat de Vennootschap in het bezit is van een origineel door de heer Rogers ondertekend exemplaar van deze Overeenkomst, zal de Vennootschap de volgende bedragen betalen aan de heer Rogers, voor zover deze ondertussen nog niet betaald werden:
• the agreed gross salary until the Termination date;	• het overeengekomen brutoloon tot en met de Beëindigingsdatum;
• an indemnity in lieu of notice amounting to USD 1,549,938 gross corresponding to 12 months of salary (hereafter referred to as "**Termination Indemnity**");	• een opzeggingsvergoeding ten bedrage van 1.549.938 USD bruto overeenstemmend met 12 maanden loon (hierna "**Opzeggingsvergoeding**");
This amount of USD 1,549,938 will be converted into an amount in euros (EUR) on the basis of the exchange rate on the day of signing of this Agreement;	Dit bedrag van 1.549.938 USD zal worden omgezet naar een bedrag in euro (EUR) aan de wisselkoers van de dag van ondertekening van deze Overeenkomst;
Mr. Rogers expressly agrees to the amount of the Termination Indemnity which will be paid to him, to the length of the Notice Period to which the Termination Indemnity corresponds, as well as to the annual reference salary which has been used for determining the Termination Indemnity;	De heer Rogers verklaart zich uitdrukkelijk akkoord met het bedrag van de Opzeggingsvergoeding, met de duur van de Opzeggingstermijn waarmee de Opzeggingsvergoeding overeenstemt en met de jaarlijkse bezoldiging die als berekeningsgrondslag heeft gediend voor de berekening van de Opzeggingsvergoeding;
The Company and Mr. Rogers expressly agree that all legal days of suspension of the statutory Notice Period, if any, will be offset against and allocated to the extra-legal portion of aforementioned Termination Indemnity (the extra-legal portion of the Termination Indemnity = the gross salary for the	Er wordt uitdrukkelijk tussen de Vennootschap en de heer Rogers overeengekomen dat alle wettelijke schorsingsdagen van de wettelijke Opzeggingstermijn, indien van toepassing, aangerekend zullen worden op en begrepen zullen zijn in het extralegale gedeelte van voormelde Opzeggingsvergoeding (het extralegale gedeelte van de Opzeggingsvergoeding = het

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part of the Notice Period already performed on the Termination Date);	bruto loon voor het op de Beëindigingsdatum reeds gepresteerde deel van de Opzeggingstermijn);
• the departure holiday pay, calculated according to the applicable legal provisions;	• het vertrekvakantiegeld, berekend volgens de toepasselijke wettelijke bepalingen;
• a pro-rata thirteenth month, to the extent due under the sectoral collective bargaining agreement;	• een pro-rata dertiende maand, voor zover verschuldigd op basis van de toepasselijke sector-CAO;
• pro-rata eco vouchers to the extent they are due under the sectoral collective bargaining agreement. By way of derogation from the 30-days payment date set out above, these eco vouchers will be handed over to Mr. Rogers upon the payment date included within the sectoral CBA;	• pro-rata eco-cheques, voor zover verschuldigd op basis van de toepasselijke sector-CAO. In afwijking van de betalingstermijn van 30 dagen zoals hierboven uiteengezet, zullen deze eco-cheques aan de heer Rogers overhandigd worden op de betalingsdatum opgenomen in de sector-CAO;
• the salary for public holidays falling within 30 calendar days following the Termination Date.	• het loon voor feestdagen die vallen binnen een periode van 30 kalenderdagen volgend op de Beëindigingsdatum.
3.2. All the amounts set out in this Agreement will be paid by the Company subject to the legally imposed withholdings.	3.2. Alle vergoedingen opgenomen in deze Overeenkomst zullen door de Vennootschap betaald worden na aftrek van de wettelijke inhoudingen.
The Parties agree that the portion of the Termination Indemnity relating to Mr. Rogers' employment in the UK for the period from 9 July 2012 to 31 July 2019 will be subject to UK tax and not Belgian tax. The portion of Mr. Rogers' Termination Indemnity that relates to his employment for the Company in Belgium, i.e. for the period from 1 August 2019 to and including the Termination Date, will be subject to Belgian tax and not UK tax.	Partijen komen overeen dat het gedeelte van de Opzeggingsvergoeding dat betrekking heeft op de tewerkstelling van de heer Rogers in het Verenigd Koninkrijk voor de periode van 9 juli 2012 tot en met 31 juli 2019 zal onderworpen worden aan Britse belastingen en niet aan Belgische belastingen. Het gedeelte van de Opzeggingsvergoeding van de heer Rogers dat betrekking heeft op zijn tewerkstelling voor de Vennootschap in België, i.e. voor de periode vanaf 1 augustus 2019 tot en

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	met de Beëindigingsdatum, zal onderworpen worden aan Belgische belasting en niet aan Britse belasting.
Mr. Rogers represents, guarantees and warrants that he will hold the Company harmless against any claim of whatever nature that may be brought by the Belgian or UK tax authorities against the Company and/or against Mr. Rogers for the partial subjection of the Termination Indemnity to Belgian taxes and/or the partial subjection of the Termination Indemnity to UK taxes as provided in the preceding paragraph of this Article, and that he shall indemnify the Company for any and all damages arising therefrom. Such damages include ~~but are not limited to~~ the payment of taxes to which Mr. Rogers would be liable and which would exceed the taxes calculated in accordance with the previous paragraph of this Article as well as any surcharges in that regard or fines of whatever nature that would be imposed on the Company for not timely or correctly withholding taxes.	De heer Rogers bevestigt, waarborgt en verzekert dat hij de Vennootschap zal vrijwaren voor enige vordering van welke aard dan ook die door de Belgische of Britse belastingadministratie zou worden ingesteld tegen de Vennootschap en/of tegen de heer Rogers wegens het gedeeltelijk onderwerpen van de Opzeggingsvergoeding aan Belgische belastingen en/of het gedeeltelijk onderwerpen van deze Opzeggingsvergoeding aan Britse belastingen zoals in het vorige lid bepaald, en dat hij de Vennootschap zal vrijwaren voor enige en alle schade die hieruit zou voortvloeien. Deze schade omvat, maar is niet beperkt tot de betaling van belastingen waartoe de heer Rogers gehouden zou zijn en dewelke de conform het vorig lid berekende belastingen zou overschrijden evenals welkdanige vermeerderingen in dit verband of boetes, van welk aard ook, die aan de Vennootschap zouden worden opgelegd omdat afhoudingen niet tijdig of volledig zouden zijn gebeurd.
3.3. The Company will instruct its payroll office to prepare the pay slips and to determine the net amounts corresponding to the abovementioned gross amounts to be paid to Mr. Rogers. The Company will transfer these net amounts to the bank account designated by Mr. Rogers.	3.3. De Vennootschap zal instructie geven aan haar sociaal secretariaat om de loonstrookjes voor te bereiden en de met de hierboven vermelde brutobedragen overeenstemmende nettobedragen te berekenen die aan de heer Rogers zullen worden betaald. De Vennootschap zal deze netto bedragen overschrijven op de bankrekening die de heer Rogers zal meedelen.
4. SOCIAL DOCUMENTS AND GROUP INSURANCE FORMS	**4. SOCIALE DOCUMENTEN EN DOCUMENTEN GROEPSVERZEKERING**
The Company will do what is necessary to communicate to Mr. Rogers the social documents required by law within 30 days from the Termination Date.	De Vennootschap zal het nodige doen om de wettelijke sociale documenten aan de heer Rogers over te maken binnen de 30 dagen na de Beëindigingsdatum.

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However, this is not the case for the individual accounts and the tax forms 281.10, which will be transferred on the usual administrative dates. The Company will see to it that the forms required by law relating to the group insurance are communicated to Mr. Rogers at the latest 30 working days from the Termination Date.	Dit geldt echter niet voor de individuele rekeningen en de fiscale fiches 281.10, die op de gebruikelijke administratieve data zullen worden overgemaakt. De Vennootschap zal aan de heer Rogers de wettelijk vereiste formulieren met betrekking tot de groepsverzekering laten bezorgen en dit ten laatste 30 werkdagen na de Beëindigingsdatum.
5. LTI	**5. LTI**
Mr. Rogers and Alight, Inc. acknowledge and accept that their rights and obligations as set out in the "Alight, Inc. 2021 Omnibus Incentive Plan" (hereinafter "the Plan") shall continue to apply in full under the terms and conditions set out in the Plan, including, but not limited to, covenants and restrictions applicable in the event of termination or continuation of "Active Service" as defined in the Plan. Notwithstanding the foregoing, Alight, Inc. agrees that the following, selected Time-Vested RSUs and Performance-Vested RSUs that have not yet vested and/or been earned, granted to Mr Rogers by Alight, Inc. under the Plan on March 10, 2022, but which are scheduled to vest, will be accelerated and vest effectively from the Separation Date under the following terms: • Accelerated vesting and delivery of 64,682 shares of Alight, Inc. Class A common stock ("Common Stock"), representing the "Target Number" of "Performance-Vested RSUs" granted to Mr. Rogers on March 10, 2022, and using a deemed achievement level of 100%, pursuant to the Notice of Restricted Stock Unit Grant and the	De heer Rogers en Alight, Inc. erkennen en aanvaarden dat hun rechten en verplichtingen zoals opgenomen in het "Alight, Inc. 2021 Omnibus Incentive Plan" (hierna "het Plan") onverkort van toepassing blijven onder de voorwaarden zoals uiteengezet in het Plan, hierin begrepen, maar niet beperkt tot clausules en restricties die gelden i.g.v. beëindiging of voortzetting van 'Actieve Dienst' ("Active Service") zoals gedefinieerd in het Plan. In afwijking hiervan gaat Alight, Inc. ermee akkoord dat de volgende, geselecteerde Time-Vested RSUs en Performance-Vested RSUs die nog niet definitief verworven ("vested" en/of "earned") zijn, toegekend aan de heer Rogers door Alight, Inc. in het kader van het Plan op 10 maart 2022, maar die voorzien zijn om definitief verworven te worden, versneld zullen "vesten" en definitief verworven zullen zijn op de Afscheiddatum ("accelerated vest op de Afscheiddatum") onder de volgende voorwaarden: • Versneld "vesten" en leveren van 64.682 aandelen van Alight, Inc. Klasse A gewone aandelen (Class A "Common Stock"), die het "Doelaantal" ("Target Number") van "Performance-Vested RSU's" vertegenwoordigen, toegekend ("granted") aan de heer Rogers op 10 maart 2022, en uitgaande van een verwacht prestatieniveau van 100%, krachtens de "Kennisgeving van toekenning van Restricted

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Restricted Stock Unit Award Agreement dated as of such date (collectively, the "RSU Agreement");	Stock Unit" ("Notice of Restricted Stock Unit Grant") en de "Restricted Stock Unit Award Agreement" gedateerd vanaf die datum (gezamenlijk de "RSU Overeenkomst");
• Accelerated vesting and delivery of an additional pro rata portion of 21,561 shares of Common Stock, representing a pro-rata portion of the tranche of "Time-Vested RSUs" granted to Mr. Rogers on March 10, 2022 pursuant to the RSU Agreement that were scheduled to vest on March 10, 2025 (with such pro-ration reflecting the period of time Mr. Rogers was employed by the Company from March 11, 2024 to the Termination Date).	• Versneld "vesten" en leveren van een bijkomend pro-rata deel van 21.561 gewone aandelen van "Common Stock", die een pro-rata deel vertegenwoordigen van de schijf van "Time-Vested RSU's" toegekend ("granted") aan de heer Rogers op 10 maart 2022 ingevolge de RSU Overeenkomst die voorzien waren om te "vesten" op 10 maart 2025 (waarbij deze proratisering (pro-rata) de periode weerspiegelt waarin de heer Rogers in dienst was van de Vennootschap van 11 maart 2024 tot de Beëindigingsdatum).
"Separation Date" means the later of (i) the Termination Date or (ii) the termination date of any consultancy/services agreement entered into between Mr. Rogers and any Group company.	Onder "Afscheiddatum" wordt verstaan: de laatste van de volgende twee data, namelijk (i) de Beëindigingsdatum of (ii) de einddatum van enige dienstverleningsovereenkomst ('consultancy agreement') die tussen de heer Rogers en enige vennootschap van de Groep wordt afgesloten.
Mr. Rogers acknowledges and agrees that any other LTI awards (Time-Vested RSUs, Performance-Vested RSUs or other) that have not yet vested and/or are earned on the Separation Date, granted to Mr, Rogers by Alight, Inc. under the Plan will be forfeited or otherwise treated in accordance with the provisions contained in the Plan.	De heer Rogers erkent en aanvaardt dat alle andere LTI awards (Time-Vested RSUs, Performance-Vested RSUs of andere) die nog niet definitief verworven ('vested' en/of 'earned') zijn op de Afscheiddatum, toegekend aan de heer Rogers door Alight, Inc. in het kader van het Plan, zullen komen te vervallen ("forfeited") conform de bepalingen opgenomen in het Plan.
6. MOBILE PHONE	**6. MOBIELE TELEFOON**
After the Termination Date, Mr. Rogers can retain the mobile phone device that was put at his disposal during his employment with the Company.	Na de Beëindigingsdatum, mag de heer Rogers de mobiele telefoon die hem ter beschikking gesteld was tijdens de duur van zijn tewerkstelling bij de Vennootschap houden.

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The Company agrees that Mr. Rogers can keep his current mobile phone number after the Termination Date and that it will cooperate to ensure this entitlement.	De Vennootschap stemt ermee in dat de heer Rogers zijn huidig mobiel telefoonnummer mag behouden na de Beëindigingsdatum en zal meewerken teneinde dit te bewerkstelligen.
7. RETURN OF COMPANY GOODS	**7. TERUGGAVE VAN BEDRIJFSMATERIAAL**
Subject to what is provided in Article 6 of this Agreement, Mr. Rogers will return all information, material, software and documents relating to the Company, or any other Group entity and their customers, including all copies and all property (e.g. laptop, keys, credit cards, etc.) belonging to the Company, or any Group entity or put at his disposal by the Company or a Group entity and that he would still have in his possession, to the Company and this must happen at the latest by the Termination Date.	Behoudens hetgeen bepaald is in 6 van deze Overeenkomst, zal de heer Rogers ten laatste op de Beëindigingsdatum alle gegevens, materiaal, software en documenten met betrekking tot de Vennootschap, elke andere entiteit van de Groep en hun klanten, met inbegrip van alle kopieën alsmede alle voorwerpen (bv. laptop, sleutels, credit cards, enz.) die toebehoren aan of hem ter beschikking werden gesteld door de Vennootschap of door één van de entiteiten van de Groep en die hij nog in zijn bezit zou hebben, aan de Vennootschap terugbezorgen.
Mr. Rogers confirms that all documents which he received from the Company or any other Group entity or which he prepared for the Company or any other Group entity shall remain the property of the Company at all times.	De heer Rogers bevestigt hierbij dat alle documenten die hij gekregen heeft van de Vennootschap of elke andere entiteit van de Groep of die hij opgesteld heeft op vraag van de Vennootschap of elke andere entiteit van de Groep te allen tijde de eigendom van de Vennootschap blijven.
Mr. Rogers hereby confirms to not holding anything back, not making or retaining any copies, or to handing anything over to third parties.	De heer Rogers bevestigt hierbij niets te zullen achterhouden, geen kopieën te zullen maken of behouden, of aan derden te overhandigen.
8. HOSPITALISATION INSURANCE	**8. HOSPITALISATIEVERZEKERING**
By virtue of Articles 208 and the following of the Act of 4 April 2014 on insurance contracts, Mr. Rogers and his co-insured may choose to continue the occupational hospitalisation insurance individually, now that this insurance will end on the Termination Date.	Krachtens de Artikelen 208 en volgende van de wet van 4 april 2014 betreffende de verzekeringen kunnen de heer Rogers (en zijn medeverzekerden) ervoor kiezen om de beroepsgebonden hospitalisatieverzekering individueel voort te zetten, nu deze verzekering een einde zal nemen op de Beëindigingsdatum.
The occupational hospitalisation insurance was concluded with DKV Belgium NV, established at 1000 Brussels, Loksumstraat 25 and can be	De beroepsgebonden hospitalisatieverzekering werd afgesloten bij DKV België NV, gevestigd te 1000 Brussel, Loksumstraat 25 en telefonisch

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reached by telephone at +32 (0)2 287 64 11, with reference numbers 44004798. Mr. Rogers (and his co-insured) has (have) a period of 30 days from the Termination Date to inform the insurance company in writing or electronically of the intention to fully or partly continue the hospitalisation insurance individually. Mr. Rogers and, where appropriate, the co-insured, have the right to extend this term by 30 days, provided that Mr. Rogers or, where appropriate, the co-insured, inform(s) the insurance company in writing or electronically about this desire.	bereikbaar op het nummer +32 (0)2 287 64 11, met als referentienummer 44004798. De heer Rogers (en zijn medeverzekerden) beschikt (beschikken) over een termijn van 30 dagen vanaf de Beëindigingsdatum om de verzekeraar schriftelijk of elektronisch kennis te geven van het voornemen om de beroepsgebonden hospitalisatieverzekering geheel of gedeeltelijk individueel voort te zetten. De heer Rogers en in voorkomend geval de medeverzekerde(n) hebben het recht die termijn met 30 dagen te verlengen, op voorwaarde dat de heer Rogers of in voorkomend geval de medeverzekerde(n) de verzekeraar hiervan schriftelijk of elektronisch in kennis stellen.
9. OUTPLACEMENT	**9. OUTPLACEMENT**
Mr. Rogers renounces to any outplacement assistance and explicitly releases the Company from its obligation to make him an outplacement offer.	De heer Rogers verzaakt aan enige outplacementbegeleiding en hij ontslaat de Vennootschap van haar verplichting om hem een outplacementaanbod te doen.
10. TERMINATION REASONS	**10. REDENEN VAN HET ONTSLAG**
Mr. Rogers expressly acknowledges that the Company has extensively explained the reasons for the employment termination and has thereby met its obligations regarding the motivation of the employment termination under CBA n° 109. Mr. Rogers explicitly accepts that these reasons are not unlawful, abusive, discriminatory or manifestly unreasonable.	De heer Rogers erkent uitdrukkelijk dat de Vennootschap de redenen voor het ontslag uitgebreid heeft toegelicht en daarmee tegemoet is gekomen aan haar verplichtingen inzake de motivering van het ontslag in toepassing van de CAO n° 109. De heer Rogers aanvaardt uitdrukkelijk dat deze redenen niet onrechtmatig, ongeoorloofd, discriminerend of kennelijk onredelijk zijn.
11. CONFIDENTIALITY	**11. CONFIDENTIALITEIT**
11.1. Without any limitation in time, Mr. Rogers will respect the confidential nature of the Confidential Information and of the trade secrets regarding the Company or the Group, of which he has acquired knowledge in the course of his employment with the	11.1. Zonder beperking in de tijd zal de heer Rogers de vertrouwelijke aard van de Vertrouwelijke Informatie, alsmede van de bedrijfsgeheimen met betrekking tot de Vennootschap of de Groep, waarvan hij kennis heeft verworven in de loop van zijn

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Company. He will also refrain from using any knowhow that is specific to the Company or Group, and that is to be considered as Confidential Information, for his own benefit or for the benefit of any other company.	tewerkstelling bij de Vennootschap, respecteren. Hij zal zich er eveneens van onthouden enige specifiek aan de Vennootschap gelieerde knowhow, die als Vertrouwelijke Informatie te beschouwen is, aan te wenden in zijn eigen voordeel of ten voordele van enige andere onderneming.
Confidential Information includes, but is not limited to:	Vertrouwelijke Informatie betreft, maar is niet beperkt tot:
- all information, regardless of the carrier/medium that holds this information, concerning clients, prospects, commercial relations, negotiations, conversations, past and ongoing projects in which Mr. Rogers is/was involved;	- alle informatie, ongeacht de drager waarop deze zich bevindt, betreffende cliënten, prospecten, handelsrelaties, onderhandelingen, gesprekken, lopende en afgelopen opdrachten waarbij de heer Rogers betrokken is/was;
- all information relating to the Company or any Group company, which is not in the public domain, regardless of the carrier/medium that holds this information;	- alle informatie die verband houdt met de Vennootschap of een vennootschap van de Groep en die niet tot het publiek domein behoort, ongeacht de drager waarop deze informatie zich bevindt;
- all information concerning the operational, marketing, financial, legal or HR data regarding the Company or any Group company.	- alle informatie betreffende operationele, marketing, financiële, juridische of HR data van de Vennootschap of een vennootschap van de Groep.
Without prejudice to the foregoing obligations, Mr. Rogers will continue to respect the confidentiality clauses that are contained in any other document that applied to him in the course of his employment.	Zonder afbreuk te doen aan het voorgaande, zal de heer Rogers de vertrouwelijkheidsbedingen die vervat liggen in elk ander document dat op hem van toepassing was in de loop van zijn tewerkstelling blijven respecteren.
11.2. The Parties will keep this Agreement confidential. They will only disclose it if this would be deemed necessary in the context of its execution. They also have the right to submit this Agreement at the request of any official public authority, after having informed the other Party(ies) of that obligation.	11.2. De Partijen zullen deze Overeenkomst vertrouwelijk houden. Ze zullen deze enkel openbaar maken indien dit vereist zou zijn in het kader van de uitvoering ervan. Ze hebben eveneens het recht om de Overeenkomst voor te leggen op vraag van een officiële overheid, na de andere Partij(en) hiervan op de hoogte te hebben gebracht.

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11.3. Each breach of Mr. Rogers' obligations under this Article will give rise to the payment of a lump sum indemnity of **15,000** EUR per breach, without prejudice for the Company having the right to claim a higher indemnity should the damage exceed the lump sum indemnity.	11.3. Elke inbreuk op de verplichtingen uit dit Artikel door de heer Rogers zal aanleiding geven tot de betaling van een forfaitaire schadevergoeding ten bedrage van 15.000 EUR per inbreuk, onder voorbehoud van het recht van de Vennootschap om een hogere schadevergoeding te eisen indien de schade dit forfaitaire bedrag zou overstijgen.
12. REPUTATION	**12. REPUTATIE**
The Parties will refrain from making any statements or committing any acts (or cause, further, assist, solicit, encourage, support or participate in the foregoing) or disclose any items of information, which are or may reasonably be construed to be derogatory, critical of, or that may affect or cause harm to each other's reputation or to the reputation of a Group company in any way whatsoever. Moreover, Mr. Rogers undertakes to refrain from any declaration or action that may affect or damage the reputation of his former fellow workers, hierarchy or subordinates or of any workers of a Group company.	De Partijen zullen geen uitspraken doen of daden stellen (of het veroorzaken, voortzetten, bijstaan, uitlokken, aanmoedigen, ondersteunen of deelnemen hiervan of hieraan) of enige informatie openbaar maken die denigrerend of kritisch is, of redelijkerwijs zo kan worden geïnterpreteerd, of die elkaars reputatie kunnen aantasten of schade kunnen toebrengen of de reputatie van enige vennootschap van de Groep kunnen aantasten op welke manier dan ook. De heer Rogers verbindt er zich tevens toe zich te onthouden van iedere verklaring of daad die de reputatie van zijn voormalige collega-werknemers, oversten of ondergeschikten kan aantasten of kan beschadigen of de reputatie van een werknemer van een vennootschap van de Groep.
13. FULL AND FINAL SETTLEMENT	**13. VOLLEDIG EN DEFINITIEF AKKOORD**
Mr. Rogers acknowledges and agrees that the amounts which will be paid to him in the execution of this Agreement, will be paid in full and final settlement of any and all sums whatsoever, that he might be entitled to from the Company or any Group entity, in connection with the conclusion, the performance and/or the termination of the employment or any cash bonus payments that he might be entitled to from Alight, Inc. on the basis of any Incentive Plan of Alight, Inc.	De heer Rogers erkent en gaat ermee akkoord dat de bedragen die in uitvoering van deze Overeenkomst zullen worden betaald, tot volledige en definitieve regeling gelden van om het even welke bedragen dan ook waarop hij aanspraak zou kunnen maken ten aanzien van de Vennootschap of enige entiteit van de Groep ingevolge het sluiten, de uitvoering en/of de beëindiging van de arbeidsovereenkomst of enige cash bonus waarop hij aanspraak zou kunnen maken ten aanzien van Alight, Inc. op basis van enig Incentive Plan van Alight, Inc.

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14. WAIVER	14. AFSTAND
Mr. Rogers declares that the Company, by the implementation of this Agreement, will meet all its obligations relating to the execution and/or termination of the employment contract entered into with Mr. Rogers. Mr. Rogers also declares that Alight, Inc., by the implementation of this Agreement, will meet all its obligations relating to any Incentive Plan to which Mr. Rogers is/was a grantee.	De heer Rogers verklaart dat de Vennootschap, mits uitvoering van deze Overeenkomst, aan al haar verplichtingen uit hoofde van de uitvoering en/of de beëindiging van de arbeidsovereenkomst afgesloten met de heer Rogers zal hebben voldaan. De heer Rogers verklaart tevens dat Alight, Inc., mits uitvoering van deze Overeenkomst, aan al haar verplichtingen uit hoofde van enig Incentive Plan waarvan de heer Rogers begunstigde is/was, zal hebben voldaan.
Subject to and in consideration of the performance of this Agreement, Mr. Rogers and the Company waive any right that arose because of, or on the occasion of, their employment relationship as well as to all claims regarding the modalities for the termination of their employment relationship.	Op voorwaarde van en als tegenprestatie voor het uitvoeren van deze Overeenkomst verzaken de heer Rogers en de Vennootschap aan eender welk recht dat ontstond omwille van of ter gelegenheid van hun arbeidsrelatie evenals aan alle aanspraken omtrent de beëindigingsmodaliteiten van hun arbeidsrelatie.
Subject to the payment of the amounts set out in this Agreement, Mr. Rogers irrevocably and definitively waives all other rights and legal recourse, known or unknown, which have arisen or may arise in the future regarding the employment with the Company or the Group, or regarding the termination of this employment, or any cash bonus payment on the basis of any Incentive Plan of Alight, Inc. or any other company of the Group, or for any other reason. Mr. Rogers renounces, among other things, any claim to additional compensation in lieu of notice, any indemnity for protected employees (e.g. because of time-credit), any damage compensation, any compensation for an unjustified or a manifestly unreasonable dismissal, any outstanding wages, premiums, any (prorated) cash bonus, vacation pay, equity awards other than what has been agreed in article 5 of this Agreement, etc. This waiver includes, but is not limited to any rights referred to in the Employment Contracts Act of 3 July 1978, the laws on annual vacation of employees, the law of 16 March 1971 on	Mits betaling van de vergoedingen opgenomen in de Overeenkomst, doet de heer Rogers onherroepelijk en definitief afstand van alle rechten en betwistingen, gekend of onbekend, die reeds ontstaan zijn of die in de toekomst zouden kunnen ontstaan betreffende hetzij de tewerkstelling bij de Vennootschap of de Groep, hetzij de beëindiging van deze tewerkstelling, hetzij enige cash bonus op basis van enig Incentive Plan van Alight, Inc. of een andere vennootschap van de Groep, hetzij voor eender welke andere reden. De heer Rogers doet onder andere afstand van het vorderen van een aanvullende opzeggingsvergoeding, een beschermingsvergoeding (bv. tijdskrediet), enige schadevergoeding, enige vergoeding voor niet-gemotiveerd of kennelijk onredelijk ontslag, achterstallig loon, premies, enige (prorata) cash bonus, vakantiegeld, equity awards andere dan wat is overeengekomen in artikel 5 van deze Overeenkomst, enz. Dit omvat, maar is niet beperkt tot de rechten waarnaar verwezen wordt in de Arbeidsovereenkomstenwet van 3 juli

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work and, if applicable, any rules or regulations implementing them, any Collective Bargaining Agreements amongst which the Collective Bargaining Agreement n° 109, as well as any agreement or contract that exists or has existed between the Parties.	1978, de wetgeving inzake de jaarlijkse vakantie, de Arbeidswet van 16 maart 1971 en, in voorkomend geval, hun uitvoeringsbepalingen, enige collectieve arbeidsovereenkomsten, in het bijzonder de collectieve arbeidsovereenkomst n° 109 betreffende de motivering van het ontslag, alsook ieder akkoord of overeenkomst die tussen Partijen bestaat of heeft bestaan.
Except for what concerns the proper implementation of this Agreement, additionally (including but not limited to what is set out in article 3.2., last paragraph), each Party agrees not to file a lawsuit against any other Party (nor a labour, a civil or a criminal lawsuit), to intervene in a lawsuit initiated by a third party to the detriment of any other Party or to intervene as a private party in criminal proceedings against any other Party.	Behoudens wat de correcte uitvoering van deze Overeenkomst betreft (met inbegrip maar niet beperkt tot wat is uiteengezet in artikel 3.2. laatste paragraaf), verzaakt elke Partij er daarnaast aan om een rechtsgeding jegens enige andere Partij in te stellen (zowel arbeidsrechtelijk, burgerrechtelijk als strafrechtelijk), mee te werken aan een rechtsgeding ingesteld door een derde partij ten nadele van een andere Partij of om zich burgerlijke partij te stellen in een strafprocedure tegen een andere Partij.
Each Party also waives the right to avail itself of any errors, as to law or fact or calculations, and any omissions relating to the existence of and/or the extent of its rights.	Elke Partij verzaakt bovendien aan iedere aanspraak uit hoofde van dwaling omtrent het recht, de feiten of de berekeningen evenals uit hoofde van iedere vergetelheid aangaande het bestaan en/of de omvang van zijn rechten.
This waiver applies not only reciprocally between Mr. Rogers and the Company or between Mr. Rogers and Alight, Inc., but also reciprocally between Mr. Rogers and any legal entity affiliated in any way whatsoever to the Group.	Deze verzakingen gelden niet enkel wederkerig tussen de heer Rogers en de Vennootschap of tussen de heer Rogers en Alight, Inc., maar ook wederkerig tussen de heer Rogers en alle met de Groep, op welke wijze ook, verbonden rechtspersonen.
15. PRIOR AGREEMENTS	**15. VOORGAANDE OVEREENKOMSTEN**
This Agreement constitutes the entire agreement between the Parties and supersedes any previous verbal or written agreements and proposals, as well as all negotiations, conversations and discussions between the Parties. Mr. Rogers acknowledges that he has not been induced to sign this	Onderhavige overeenkomst is de volledige overeenkomst tussen Partijen en vervangt alle vorige mondelinge of schriftelijke overeenkomsten en voorstellen, evenals alle onderhandelingen, conversaties en besprekingen tussen Partijen. De heer Rogers bevestigt dat hij er niet toe gebracht is

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Agreement by any representations or statements, oral or written, not expressly contained herein.	deze Overeenkomst te ondertekenen door voorstellingen of verklaringen, mondeling of schriftelijk, die niet expliciet hierin voorzien zijn.
16. SEVERABILITY	**16. AFDWINGBAARHEID**
If any paragraph or provision of this Agreement were not to be enforceable, then the Parties agree that such non-enforceability will not affect the enforceability of the remainder of the Agreement and that this paragraph or provision will automatically be reduced to what is legally acceptable. If one of the Parties fails to (correctly) execute this Agreement, then any other Party will not be entitled to demand the dissolution of the Agreement. Only its enforced execution can be requested.	Indien enige paragraaf of bepaling van de Overeenkomst niet afdwingbaar zou zijn, komen de Partijen overeen dat deze niet-afdwingbaarheid de afdwingbaarheid van het overblijvende deel van de Overeenkomst niet zal aantasten en dat deze paragraaf of bepaling automatisch herleid zal worden tot wat wettelijk aanvaardbaar is. Indien een van de Partijen deze Overeenkomst niet (correct) uitvoert, is enige andere Partij niet gerechtigd de ontbinding van de Overeenkomst te eisen. Alleen de gedwongen uitvoering ervan kan worden geëist.
17. GOVERNING LAW AND COMPETENT JURISDICTION	**17. TOEPASSELIJK RECHT EN BEVOEGDE RECHTBANKEN**
This Agreement will be governed by Belgian law. Any dispute or claim arising out of or relating to this Agreement, or the breach thereof, will be brought before the **Delaware Chancery Court, in the United States.**	Onderhavige Overeenkomst is onderworpen aan het Belgisch recht. Elk geschilpunt en iedere vordering op grond van of met betrekking tot onderhavige Overeenkomst, of het niet respecteren ervan, zal aanhangig gemaakt worden bij **de "*Delaware Chancery Court*", in de Verenigde Staten.**
18. LANGUAGE	**18. TAAL**
This Agreement is drafted in English and Dutch. Only the Dutch version constitutes the actual settlement agreement, this other version only serves for translation purposes. In case of any discussion, the **Dutch** version will prevail.	Onderhavige Overeenkomst is opgesteld in het Engels en in het Nederlands. Enkel de tekst in het Nederlands maakt de originele dadingsovereenkomst uit. De andere versie geldt enkel als vertaling. In geval van onduidelijkheden of tegenstrijdigheden heeft de **Nederlandse** versie voorrang.
~~THIS AGREEMENT WAS SIGNED IN (PLACE), ON (DATE), IN~~ THREE ORIGINALS. BY SIGNING THIS AGREEMENT EACH PARTY ACKNOWLEDGES HAVING RECEIVED ONE ORIGINAL COPY.	~~DEZE OVEREENKOMST WERD ONDERTEKEND TE (PLAATS), OP~~ (DATUM), IN DRIE EXEMPLAREN. DOOR ONDERTEKENING VAN DEZE OVEREENKOMST ERKENT ELKE PARTIJ ÉÉN ORIGINEEL EXEMPLAAR TE HEBBEN ONTVANGEN.

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Mr. Rogers* Michael Rogers Location: Chicago Date: 7/11/2024 | 9:25 AM CDT For the Company **Gillian Nolan** **Director** Gillian Nolan Location: St Albans, UK Date: 7/10/2024 | 1:04 PM CDT For Alight, Inc. **Stephan Scholl** **Chief Executive Officer** Stephan Scholl Location: Illinois Date: 7/10/2024 | 2:04 PM CDT	De heer Rogers* Michael Rogers Plaats: Chicago Datum: 7/11/2024 | 9:25 AM CDT Voor de Vennootschap **Gillian Nolan** **Bestuurder** Gillian Nolan Plaats: St Albans, UK Datum: 7/10/2024 | 1:04 PM CDT Voor Alight, Inc. **Stephan Scholl** **Chief Executive Officer** Stephan Scholl Plaats: Illinois Datum: 7/10/2024 | 2:04 PM CDT
(*Signature comes after the handwritten statement "*read and approved*")	(*Handtekening voorafgegaan door handgeschreven vermelding "*gelezen en goedgekeurd*")